EXHIBIT 4.3

141 W. Jackson Blvd, Suite 4236, Chicago, Illinois 60604 Phone: +1 312-536-3102 Email: info@cosmoshold.com Website: www.cosmosholdingsinc.com

December 12, 2018

Dear Sirs:

This agreement (the “Leak-Out Agreement”) is being delivered to you in connection with that certain Third Amendment and Exchange Agreement, by and between Cosmos Holdings Inc., a Nevada corporation with offices located at 141 West Jackson Blvd, Suite 4236, Chicago, Illinois 60604 (the “Company”) and the undersigned (“Holder”), dated as of December 12, 2018 (the “Exchange Agreement”), pursuant to which the Company has agreed, upon the terms and subject to the conditions of the Exchange Agreement, to (i) require a mandatory conversion and issuance to Holder of the Mandatory Conversion Shares (as defined in the Exchange Agreement) and (ii) an exchange of the Existing 2017 Warrant (as defined in the Exchange Agreement) for an Exchange Warrant (as defined in the Exchange Agreement) which will be exercisable to purchase Exchange Shares (as defined in the Exchange Agreement) in accordance with the terms of such Exchange Warrant. Capitalized terms not defined herein shall have the meaning as set forth in the Exchange Agreement. This Leak-Out Agreement replaces all prior leak-out agreements, by and between the Company and the Holder, which shall automatically terminate on the date hereof and be replaced by this Leak-Out Agreement. For good and valuable consideration, Holder and the Company hereby agree as follows:

During the period commencing on the date hereof (the “Execution Date”) and ending on, and including, the earlier to occur of (a) the time of release (whether by termination of an applicable leak-out agreement or otherwise), in whole or in part, of any leak-out agreement in the form of this Leak-Out Agreement with any Other Holder (each, an “Other Leak-Out Agreement”), (b) the sixtieth (60th) calendar day after the Execution Date, and (c) any breach by the Company of any term of this Leak-Out Agreement that is not cured within five (5) business days following delivery of written notice of such breach by Holder to the Company (such earlier date, the “Leak-Out Termination Date”), neither Holder, nor any of its Affiliates, collectively, shall sell, directly or indirectly, any Conversion Shares (as defined in the 2017 Securities Purchase Agreement), any Conversion Shares (as defined in the 2018 Securities Purchase Agreement) (including, without limitation, the Mandatory Conversion Shares), any Warrant Shares (as defined in the 2017 Securities Purchase Agreement), any Warrant Shares (as defined in the 2018 Securities Purchase Agreement), any Pre-Delivery Shares (as defined in the Existing 2017 Notes) or any Pre-Delivery Shares (as defined in the Existing 2018 Notes) (collectively, the “Restricted Securities”) on any Trading Day, in an aggregate amount in excess of the greater of: (i) Restricted Securities resulting in net proceeds to the applicable holders of Existing 2018 Notes and Existing 2017 Notes of an aggregate of $[ ] and (ii) [ ] of the daily average composite trading volume of the Common Stock as reported by Bloomberg, LP on such Trading Day.

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Notwithstanding anything to the contrary herein, so long as no Event of Default under the Notes is existing and remains uncured, the Holder hereby acknowledges and agrees that in the event the VWAP of the Company’s Common Stock on each of the three (3) Trading Days immediately preceding the applicable Additional Leak-Out Notice Date (as defined below) is less than $1.50 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events (the “Minimum Sale Price”), the Company shall have the right (the “Additional Leak-Out Restriction Right”), exercisable by delivery to the Holder of a written notice (the “Additional Leak-Out Restriction Notice”, and the date thereof, the “Additional Leak-Out Notice Date”) at least three (3), but no more than five (5), Trading Days prior to the effective time (the “Additional Leak-Out Effective Date”) of the Additional Leak-Out Restriction Notice (as set forth in such Additional Leak-Out Restriction Notice), to further restrict the Holder from selling any Restricted Securities (other than Mandatory Conversion Shares) at a price less than the Minimum Sale Price during the period commencing on the Additional Leak-Out Effective Date and ending on, and including, the Leak-Out Termination Date; provided, that (I) the Company may not deliver an Additional Leak-Out Restriction Notice to the Holder unless it concurrently delivers such equivalent notice to each other holder of Notes pursuant to the Company’s leak-out agreement with each such other holder of Existing 2018 Notes and Existing 2017 Notes and (II) such restriction on the Holder selling any Restricted Securities (other than Mandatory Conversion Shares) at a price less than the Minimum Sale Price shall not apply at any time an Event of Default has occurred and is continuing. The Company acknowledges and agrees that, as consideration for effecting the Additional Leak-Out Restriction Right, from and after the Additional Leak-Out Effective Date, all amounts outstanding under the Existing 2018 Notes shall be included in the Installment Amount (as defined in the Existing 2018 Notes) for January 2, 2019 (unless subject to a Deferral by the Holder).

For the purpose of this Leak-Out Agreement, the following definitions shall apply:

“Affiliate” means, with respect to any specified Person, (x) any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member of such Person and any fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person or (y) if such Person is a natural person, such Person’s spouse, lineal descendant (including any adopted child or adopted grandchild) or other family member, or a custodian or trustee of any trust, partnership or limited liability company for the benefit of, in whole or in part, or the ownership interests of which are, directly or indirectly, controlled by, such Person or any other member or members of such Person’s family.

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Notwithstanding anything herein to the contrary, on or after the date hereof, Holder may, directly or indirectly, sell or transfer all, or any part, of the Restricted Securities (or any securities convertible or exercisable into Restricted Securities, as applicable) to any Person (an “Assignee”) without complying with (or otherwise limited by) the restrictions set forth in this Leak-Out Agreement; provided, that as a condition to any such sale or transfer an authorized signatory of the Company and such Assignee duly execute and deliver a leak-out agreement in the form of this Leak-Out Agreement with respect to such transferred Restricted Securities (or such securities convertible or exercisable into Restricted Securities, as applicable) (an “Assignee Agreement”) and sales of Holder and its Affiliates and all Assignees shall be aggregated for all purposes of this Leak-Out Agreement and all Assignee Agreements.

The Company further represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Other Holder with respect to any consent, release, amendment, settlement or waiver of the terms, conditions or transactions herein or in any agreement with any Other Holder related to the subject matter hereof, is or will be more favorable to such Person than those set forth in this Leak-Out Agreement or provided to any Person unless the provisions of this paragraph are complied with. If, and whenever on or after the date hereof, the Company desires to provide terms which might affect any of the actions prohibited in the immediately preceding sentence, then (i) the Company shall provide Holder with notice thereof (x) at least two (2) business days prior to such date and (y) upon the consummation thereof the terms and conditions of this Leak-Out Agreement shall be, without any further action by Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be), provided that upon written notice to the Company at any time prior to the expiration of such two (2) business day period Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Leak-Out Agreement shall continue to apply to Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to Holder.

This Leak-Out Agreement shall not be effective until executed by the Company and Holder.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Leak-Out Agreement must be in writing.

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This Leak-Out Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, letters and understandings relating to the subject matter hereof and are fully binding on the parties hereto.

This Leak-Out Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Leak-Out Agreement may be executed and accepted by facsimile or PDF signature and any such signature shall be of the same force and effect as an original signature.

The terms of this Leak-Out Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

This Leak-Out Agreement may not be amended or modified except in writing signed by each of the parties hereto.

All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

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Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under Section 9(f) of each of the 2017 Securities Purchase Agreement and the 2018 Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this letter agreement or any transaction contemplated hereby.

Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this letter agreement, the other parties hereto would not have an adequate remedy at law for money damages in the event that this Leak-Out Agreement has not been performed in accordance with its terms, and therefore agrees that such other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

The obligations of Holder under this Leak-Out Agreement are several and not joint with the obligations of any Other Holder under any Other Leak-Out Agreement, and Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any such Other Leak-Out Agreement. Nothing contained herein or in this Leak-Out Agreement, and no action taken by Holder pursuant hereto, shall be deemed to constitute Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Leak-Out Agreement and the Company acknowledges that Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Leak-Out Agreement or any Other Leak-Out Agreement. The Company and Holder confirms that Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Leak-Out Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

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[SIGNATURE PAGE TO COSMOS HOLDINGS INC. LEAK-OUT]

Agreed to and Acknowledged:

“Company”

COSMOS HOLDINGS INC.

By:
Name:	Grigorios Siokas
Title:	Chief Executive Officer

“Holder”

By:
Name:
Title:

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